Exhibit 99.01

Kellogg Company News

For release:	July 31, 2008
Analyst Contact:	Joel Wittenberg	(269) 961-9089
Media Contact:	Kris Charles	(269) 961-3799
Kellogg Announces 9% Q2 Earnings Increase, Raises Guidance,
Approves $500 million Share Repurchase
     BATTLE CREEK, Mich. – Kellogg Company (NYSE: K) today reported second quarter 2008 earnings per share growth of 9% with an 11% increase in sales. Results were driven by strong execution, innovation and price realization, and were achieved after absorbing significant cost inflation. In addition, Kellogg has raised its 2008 full-year earnings guidance to a range of $2.95 to $3.00 per diluted share, as a result of the Company’s first half performance and its confidence regarding performance for the remainder of the year.
     The Company today also announced that its board of directors has authorized an additional $500 million share repurchase program, to be executed within the next twelve months. The Company’s initial 2008 authorization of $650 million has already been completed. The additional repurchases are expected to commence late this year from Company cash balances. Consequently, the Company does not anticipate the purchases will have a meaningful impact on 2008 earnings per share.
     Reported net earnings for the quarter were $312 million, a 4% increase over last year’s $301 million. Earnings were $0.82 per diluted share versus last year’s $0.75, an increase of 9%. The second quarter performance included the impact of significantly higher commodity inflation and a double-digit increase in advertising spending offset by lower upfront costs and a lower tax rate.
     “Our first half performance provides further evidence of the strength of our business model and strategy,” said David Mackay, Kellogg’s chief executive officer. “Despite significant inflation headwinds, we capitalized on our momentum to further increase our investment in future growth. We increased our earnings guidance and acquired two businesses in emerging markets within the first half of the year, and we continue to utilize our strong cash flow to return profits to our shareholders through dividends and share repurchases.”
     Reported net sales in the second quarter increased 11% to $3.3 billion. Internal net sales growth, which excludes the effect of foreign-currency translation and acquisitions, was 6%.
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     Kellogg North America posted reported net sales growth of 7%; internal net sales growth was 6%, driven by broad-based growth across the region. Retail Cereal posted internal net sales growth of 5%, the Retail Snacks business posted internal net sales growth of 6% and the North America Frozen and Specialty Channels businesses reported internal net sales growth of 10%.
     Kellogg International reported second quarter net sales growth of 17%, or 6% excluding the favorable effect of currency translation and acquisitions. Internal net sales in Latin America increased by 7% and European internal net sales grew by 5%. The Asia Pacific region posted internal net sales growth of 9%.
     Reported operating profit was $530 million in the second quarter of 2008, an increase of 2% from the second quarter of last year. Internal operating profit growth was also 2% in the second quarter. Total up-front costs incurred for cost-reduction initiatives were approximately 4 cents per share. Kellogg still expects that up-front costs related to cost-reduction initiatives for the full year will be approximately $0.14 of earnings per share.
     Cash flow, defined as cash from operating activities less capital expenditures, was $510 million in the first half versus last year’s $569 million. For the full year, Kellogg still anticipates cash flow of between $1,000 million and $1,075 million.
Kellogg Expresses Increased Confidence and Raises Full-Year Guidance
     Kellogg now expects full-year earnings to be in the range of $2.95 to $3.00 per share. The Company still expects that internal sales and operating profit will increase at a mid single-digit rate for the full year. Expectations for 2008 now include incremental commodity, energy, fuel and benefits expense of approximately 90 cents per share versus the previous expectation of 80 cents per share.
     CEO Mackay concluded, “While commodities and the economic outlook remain volatile, our business model and strategy give us continued confidence that we will achieve our long-term goals.”
About Kellogg Company
With 2007 sales of nearly $12 billion, Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal
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bars, fruit-flavored snacks, frozen waffles, and veggie foods. The Company’s brands include Kellogg’s®, Keebler®, Pop-Tarts®, Eggo®, Cheez-It®, Nutri-Grain®, Rice Krispies®, Morningstar Farms®, Famous Amos®, Special K®, Stretch Island®, All-Bran®, Frosted Mini-Wheats®, Club® and Kashi®. Kellogg products are manufactured in 19 countries and marketed in more than 180 countries around the world. For more information, visit Kellogg’s web site at http://www.kelloggcompany.com.
Forward-Looking Statements Disclosure
     This news release contains forward-looking statements related to business performance, earnings, costs, cash flow, brand building, and cost-reduction initiatives. Actual performance may differ materially from these statements due to factors related to competitive conditions and their impact; the effectiveness of advertising, pricing and promotional spending; the success of productivity improvements and business transitions; the success of innovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the availability of and interest rates on short-term financing; commodity and energy prices and labor costs; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses; changes in consumer behavior and preferences; U.S. and foreign economic factors such as interest rates, statutory tax rates, and foreign currency conversions or unavailability; legal and regulatory factors; business disruption or other losses from terrorist acts or political unrest; and other factors. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them.
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Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF EARNINGS
(millions, except per share data)

	Quarter ended		Year-to-date period ended
	June 28,	June 30,	June 28,	June 30,
(Results are unaudited)	2008	2007	2008	2007

Net sales	$3,343	$3,015	$6,601	$5,978

Cost of goods sold	1,899	1,638	3,793	3,337
Selling, general and administrative expense	914	859	1,733	1,624

Operating profit	530	518	1,075	1,017

Interest expense	77	76	159	154
Other income (expense), net	(8)	—	(19)	2

Earnings before income taxes	445	442	897	865
Income taxes	133	141	270	243

Net earnings	$312	$301	$627	$622

Net earnings per share:
Basic	$.82	$.76	$1.64	$1.56
Diluted	$.82	$.75	$1.63	$1.55

Dividends per share	$.3100	$.2910	$.6200	$.5820

Average shares outstanding:
Basic	379	397	382	397

Diluted	382	401	386	401

Actual shares outstanding at period end			379	396

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Kellogg Company and Subsidiaries
SELECTED OPERATING SEGMENT DATA
(millions)

	Quarter ended		Year-to-date period ended
	June 28,	June 30,	June 28,	June 30,
(Results are unaudited)	2008	2007	2008	2007

Net sales
North America	$2,127	$1,980	$4,275	$3,982
Europe	746	623	1,423	1,197
Latin America	283	253	536	482
Asia Pacific (a)	187	159	367	317

Consolidated	$3,343	$3,015	$6,601	$5,978

Operating profit
North America	$380	$365	$783	$726
Europe	122	127	234	235
Latin America	60	55	105	102
Asia Pacific (a)	22	20	53	47
Corporate	(54)	(49)	(100)	(93)

Consolidated	$530	$518	$1,075	$1,017

(a)	Includes Australia, Asia and South Africa.
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Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Year-to-date period ended
	June 28,	June 30,
(unaudited)	2008	2007

Operating activities
Net earnings	$627	$622
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	182	185
Deferred income taxes	(3)	(92)
Other (a)	71	79
Postretirement benefit plan contributions	(48)	(34)
Changes in operating assets and liabilities	(140)	(10)

Net cash provided by operating activities	689	750

Investing activities
Additions to properties	(179)	(181)
Acquisitions of business, net of cash acquired	(133)	—
Investments in joint ventures and other (b)	10	(4)

Net cash used in investing activities	(302)	(185)

Financing activities
Net issuances of notes payable	152	699
Issuances of long-term debt	756	—
Reductions of long-term debt	(465)	(729)
Issuances of common stock	61	100
Common stock repurchases	(650)	(264)
Cash dividends	(236)	(232)
Other	9	10

Net cash used in financing activities	(373)	(416)

Effect of exchange rate changes on cash	18	14

Increase in cash and cash equivalents	32	163
Cash and cash equivalents at beginning of period	524	411

Cash and cash equivalents at end of period	$556	$574

Supplemental Financial Data:
Cash Flow (operating cash flow less property additions) (c)	$510	$569

(a)	Consists principally of non-cash expense accruals for employee compensation and benefit obligations.

(b)	Includes proceeds from disposition of assets.

(c)	We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.
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Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET
(millions, except per share data)

	June 28,	December 29,
	2008	2007
	(unaudited)	*

Current assets
Cash and cash equivalents	$556	$524
Accounts receivable, net	1,285	1,011
Inventories:
Raw materials and supplies	248	234
Finished goods and materials in process	694	690
Deferred income taxes	85	103
Other prepaid assets	169	140

Total current assets	3,037	2,702

Property, net of accumulated depreciation of $4,502 and $4,313	3,071	2,990
Goodwill	3,597	3,515
Other intangibles, net of accumulated amortization of $42 and $41	1,449	1,450
Pension	518	481
Other assets	321	259

Total assets	$11,993	$11,397

Current liabilities
Current maturities of long-term debt	$2	$466
Notes payable	1,643	1,489
Accounts payable	1,206	1,081
Accrued advertising and promotion	417	378
Accrued income taxes	28	—
Accrued salaries and wages	222	316
Other current liabilities	365	314

Total current liabilities	3,883	4,044

Long-term debt	4,008	3,270
Deferred income taxes	662	647
Other liabilities	936	910

Shareholders’ equity
Common stock, $.25 par value	105	105
Capital in excess of par value	407	388
Retained earnings	4,590	4,217
Treasury stock, at cost	(1,915)	(1,357)
Accumulated other comprehensive income (loss)	(683)	(827)

Total shareholders’ equity	2,504	2,526

Total liabilities and shareholders’ equity	$11,993	$11,397

*	From audited financial statements.
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